UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

ANCHOR BANCORP
(Name of Registrant as Specified in Its Charter)

JOEL S. LAWSON IV
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Joel S. Lawson IV (“Mr. Lawson”) has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying GOLD proxy card to be used to solicit votes for his election to the Board of Directors of Anchor Bancorp, a Washington corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 15, 2015, Mr. Lawson issued the following press release:

JOEL LAWSON SENDS LETTER TO ANCHOR BANCORP STOCKHOLDERS CLARIFYING PLATFORM FOR HIS ELECTION TO THE BOARD

BERWYN, PA – October 15, 2015 – Joel Lawson, the beneficial owner of approximately 8.9% of the outstanding shares of Anchor Bancorp (the “Company”) (NASDAQ:ANCB), today sent a letter to shareholders clarifying his platform and position of the Company.

The full text of the letter follows:

October 15, 2015

Dear Fellow Shareholders,

I am currently soliciting your vote on the GOLD proxy card to be elected to the Board of Directions (the “Board”) of Anchor Bancorp (“Anchor” or the “Company”) at the Company’s shareholder meeting on October 21, 2015.  I would like to clarify my platform and position of the Company.  Anchor is currently earning an approximate 2% ROE, which is well below its cost of capital.  I believe that the Company should immediately form a Special Committee to explore strategic alternatives, including a sale of the Company.

If elected to the Board, I would urge and expect the Board to form such a Special Committee to explore a sale of the Company.  This Special Committee would include myself and only non-insiders of the Board.  I do not believe that waiting 2-3 years to explore strategic alternatives is in the best interests of shareholders.  I do not believe the Company will accrete franchise value in excess of its cost of capital over the next 2-3 years.

The capital markets for bank M&A are open; this may not be the case in 2-3 years.  I believe not fully exploring a potential sale of the Company now is doing a disservice to shareholders.

Please support my election and mandate to the Company by voting the GOLD proxy card today.

Thank you,

/s/ Joel S. Lawson IV

Joel S. Lawson IV

VOTE THE GOLD PROXY CARD TODAY FOR AN INDEPENDENT, HIGHLY-QUALIFIED STOCKHOLDER REPRESENTATIVE COMMITTED TO PRIORITIZING STOCKHOLDER VALUE

Vote to add direct shareholder representation at Anchor Bancorp by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or internet if you own through a bank or broker.  I urge stockholders to discard any proxy materials you receive from Anchor Bancorp and to vote only the GOLD proxy card.

If you have already voted management’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card - only the latest dated proxy card returned will be counted.

Your vote is very important, regardless of how many or how few shares you own.  If you have any questions, or need assistance in voting your shares, please call my proxy solicitor, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.

Contact:
Joel S. Lawson IV
(610) 306-3123